Exhibit 99.1

NEWS RELEASE

Contacts:	John S. Penshorn
Senior Vice President
952-936-7214

Patrick J. Erlandson
Chief Financial Officer
952-936-5901

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS RECORD

THIRD QUARTER NET EARNINGS OF $0.79 PER SHARE

•	Third Quarter Revenues Rose 55% to $18 Billion

•	Operating Margin Reached 10.3%

•	Reported Operating Cash Flows were $315 Million; Adjusted Operating Cash Flows of $1.83 Billion Increased 121% (1)

•	Earnings Per Share Increased 30%

MINNEAPOLIS (October 19, 2006) – UnitedHealth Group (NYSE: UNH) achieved record results in the third quarter of 2006. Diversified business growth was well-matched with effective cost management, advances in the integration of acquisitions and accelerating gains in profitability from seasonally strong product offerings in the third quarter, leading to a further advance in the Company’s full-year earnings outlook. UnitedHealth Group now expects full-year earnings per share growth of at least 25 percent in 2006.

(1)	A further explanation of this non-GAAP measure and a reconciliation to the comparable GAAP measure is included in the attached financial schedules.

Quarterly Financial Performance

Three Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005
Revenues	$18.01 billion	$17.92 billion	$11.60 billion
Earnings From Operations	$1.86 billion	$1.64 billion	$1.31 billion
Operating Margin	10.3%	9.1%	11.3%

UnitedHealth Group Highlights

•	Third quarter earnings per share of $0.79 increased 30 percent from $0.61 in the third quarter of 2005, and improved 9 cents or 13 percent from the second quarter of 2006.

•	Third quarter consolidated net earnings increased to $1.101 billion, up $301 million or 38 percent year-over-year and $127 million or 13 percent from the second quarter of 2006.

•	Consolidated revenues of $18.0 billion increased $6.4 billion or 55 percent year-over-year, and $91 million or 1 percent from the second quarter of 2006. Excluding acquisitions, third quarter revenues increased 20 percent on a year-over-year basis.

•	The Company expanded its reach to more than 4 million entirely new individuals through the first nine months of 2006, with strong growth achieved across employer health benefits programs, senior and government services offerings, and specialty product lines.

•	Consolidated earnings from operations increased to $1.9 billion in the third quarter, up $551 million or 42 percent over the prior year and up $225 million or 14 percent sequentially.

•	Consolidated third quarter operating margin improved to 10.3 percent from 9.1 percent in the second quarter of 2006, reflecting diversified growth coupled with effective continuing cost management and improved underlying business performance in multiple businesses. The year-over-year operating margin decrease of 100 basis points was due to business mix changes driven by the commencement of the Company’s Medicare Part D offerings and the acquisition of PacifiCare Health Systems (PacifiCare).

UnitedHealth Group Highlights – Continued

•	Third quarter operating costs of $2.6 billion decreased by $60 million from their level in the second quarter of 2006. Operating costs declined to 14.3 percent of revenues in the third quarter, an improvement of 110 basis points from the third quarter of 2005 and 40 basis points from the second quarter of 2006.

•	Third quarter operating costs included an insurance recovery of approximately $40 million received by the Company’s PacifiCare entity and a contribution to the United Health Foundation of more than $20 million.

•	The consolidated medical care ratio (medical costs as a percentage of premium revenues), which includes all businesses and products, declined 50 basis points on a sequential quarter basis to 81.1 percent. As expected, on a year-over-year basis the consolidated medical care ratio increased due to the impact of the acquisition of PacifiCare and the commencement of Medicare Part D.

•	Consolidated medical costs payable, excluding the AARP division of Ovations, increased to $7.3 billion at September 30, 2006. Medical costs days payable was 54 days at September 30, 2006, as compared to 53 days payable at June 30, 2006.

•	During the third quarter, the Company realized net favorable development of $10 million in its previous estimates of medical costs incurred in 2005. The Company also realized $70 million in net favorable development related to estimates of medical costs incurred in the first two quarters of 2006.

•	Accounts receivable, excluding the AARP division of Ovations, were $788 million at September 30, 2006, and represented 4 days sales outstanding.

•	Reported cash flows from operations were $315 million for the third quarter, bringing year-to-date operating cash flows to $4.92 billion. Adjusted to align CMS payment timing to the proper periods, third quarter cash flows from operations were $1.83 billion, up 121 percent year-over-year.

•	Third quarter 2006 annualized return on equity was 23 percent, up 1 percent from the second quarter of 2006.

•	The Company is likely to delay the filing of its quarterly reports on Form 10-Q for the second and third quarters of 2006, in order to complete its analysis of its previously filed financial statements in light of the Independent Committee of the Board’s report on stock option practices.

Stephen J. Hemsley, president and chief operating officer, stated, “The broad and evolving health care markets are increasingly engaging the capabilities which we have cultivated, even as our business execution steadily continues to improve. We anticipate continued strong growth into 2007, with total revenues in the area of $79 billion and 2007 earnings per share growth of 15 percent above the range of $2.95 to $2.97 per share we now project for 2006.”

Comment on Board Actions

Richard Burke, chairman of the Board of Directors of UnitedHealth Group, said, “The actions we announced last week establish a blueprint for the Company’s governance and internal controls. We deeply regret the deficiencies relative to our historical stock option programs cited in the Independent Committee’s report and apologize to all our stakeholders for them. The actions we adopted are designed to help ensure that UnitedHealth Group meets the highest possible standards of corporate governance, in compensation matters and other areas.

“The Board unanimously appointed Steve Hemsley as CEO after fully considering his strong performance at the Company and all facts pertaining to the Independent Committee’s review. Each of the directors believes that our decision and Steve’s leadership are in the best interests of UnitedHealth Group, our employees, customers and shareholders. Steve will be a strong and capable leader for UnitedHealth Group’s future.”

Business Description – Health Care Services

The Health Care Services segment consists of the UnitedHealthcare, AmeriChoice and Ovations business units. UnitedHealthcare coordinates network-based health and well-being services on behalf of multistate mid-sized and local employers and for consumers. AmeriChoice facilitates and manages health care services for state-sponsored Medicaid programs and their beneficiaries. Ovations delivers health and well-being services to Americans over the age of 50.

Quarterly Financial Performance

Three Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005
Revenues	$16.08 billion	$16.04 billion	$9.95 billion
Earnings From Operations	$1,380 million	$1,202 million	$940 million
Operating Margin	8.6%	7.5%	9.4%

Key Developments for Health Care Services

Health Care Services revenues, earnings from operations and operating margins were significantly affected on a year-over-year basis by the acquisition of PacifiCare and the commencement of Medicare Part D.

•	Revenues for Health Care Services grew $6.1 billion or 62 percent year-over-year and $46 million sequentially to $16.1 billion in the third quarter of 2006.

•	Third quarter Health Care Services earnings from operations of $1.4 billion increased $440 million or 47 percent year-over-year and $178 million or 15 percent sequentially.

•	The third quarter operating margin of 8.6 percent expanded 110 basis points sequentially due primarily to the quarterly performance of the Medicare Part D business and realized advances from the integration of PacifiCare, offset by an increase in the AmeriChoice medical care ratio.

Key Developments for Health Care Services – Continued

•	Ovations reported revenues of $6.4 billion in the third quarter, up $4.1 billion or 173 percent year-over-year and $22 million from the second quarter of 2006. Ovations revenues grew 90 percent year-over-year on an organic basis, including the launch of Medicare Part D plans and growth in the PacifiCare senior businesses subsequent to closing.

•	Ovations saw a strong increase in senior participation in its offerings through the first nine months of 2006, with gains in Medicare supplement active product membership of 25,000 people in the third quarter and 110,000 people year-to-date. Similarly, SecureHorizons programs added 20,000 more seniors in the third quarter, bringing the total gain year-to-date to 265,000 people in this set of Medicare Advantage offerings.

•	The Ovations Part D business served a total of 5.75 million seniors as of September 30, 2006, and generated revenue of $1.4 billion and an operating profit in the third quarter as compared to a loss from operations in the second quarter 2006.

•	AmeriChoice third quarter revenues of $948 million increased $105 million or 12 percent year-over-year and $35 million or 4 percent from the second quarter of 2006.

•	AmeriChoice membership increased by a total of 155,000 people through growth and merger activity during the first nine months of 2006, including the addition of 45,000 individuals in the third quarter.

•	The AmeriChoice third quarter operating results were unfavorably impacted by the strengthening of its reserves in response to an increase in the clinical intensity of the physician services received and state-mandated provider fee increases that were effective on a retroactive basis.

•	UnitedHealthcare third quarter revenues of $8.7 billion increased $2.0 billion or 29 percent year-over-year and were essentially flat with the second quarter of 2006.

•	The number of consumers served by UnitedHealthcare at September 30, 2006 increased by 425,000 year-to-date, due in part to strong demand for fee-based products. In the third quarter UnitedHealthcare achieved organic growth of 30,000 fee-based subscribers, offset by a 95,000-person reduction in risk-based members related to efforts to improve the position and performance of recently acquired PacifiCare commercial businesses. Combining UnitedHealthcare with Uniprise, UnitedHealth Group achieved strong enterprise-wide organic growth of more than 600,000 consumers and a total gain of 920,000 people in employer-sponsored health benefits through the first nine months of 2006.

•	The third quarter 2006 medical care ratio for UnitedHealthcare was 79.3 percent, a slight decrease from 79.9 percent in the second quarter of 2006. The third quarter year-over-year increase of 130 basis points in the medical care ratio was due in part to the acquisition of PacifiCare.

Business Description

Uniprise delivers network-based health and well-being services, business-to-business transaction processing services, consumer connectivity, and technology support services to large employers and health plans, and provides health-related consumer and financial transaction products and services.

Quarterly Financial Performance

Three Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005
Revenues	$1.41 billion	$1.39 billion	$1.25 billion
Earnings From Operations	$231 million	$218 million	$191 million
Operating Margin	16.4%	15.7%	15.3%

Key Developments

•	Third quarter revenues of $1.4 billion increased $164 million or 13 percent year-over-year and $20 million or 1 percent over the second quarter of 2006. The sequential increase in third quarter revenues was primarily due to mid-year rate and performance adjustments and an increase in revenue related to the growth in assets under management at its Exante Financial Services business unit.

•	Uniprise saw an expected decrease of 45,000 people served in the national multilocation employer segment in the third quarter, due to employment attrition at continuing customers. Uniprise and UnitedHealthcare together have grown by more than 600,000 people and gained a total of 920,000 people in their employer-sponsored health benefits businesses through the first nine months of 2006.

•	Participation in consumer-directed health plan products grew by 50,000 people in the third quarter and reached 1.85 million people across UnitedHealth Group businesses as of September 30, 2006. The Company has seen organic growth of 675,000 people in these programs over the past nine months – a 57 percent increase – as customers continue their strong response to UnitedHealth Group consumer-directed, health-account-based benefit offerings.

•	Uniprise earnings from operations of $231 million grew $40 million or 21 percent year-over-year and $13 million or 6 percent over the second quarter of 2006. The Uniprise operating margin of 16.4 percent expanded 110 basis points year-over-year and 70 basis points sequentially, reflecting ongoing advances in productivity, quality process improvements and realized benefits from the integration of PacifiCare.

Business Description

Specialized Care Services offers a comprehensive array of specialized benefits, networks, services and resources to help consumers improve their health and well-being.

Quarterly Financial Performance

Three Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005
Revenues	$999 million	$990 million	$728 million
Earnings From Operations	$196 million	$186 million	$138 million
Operating Margin	19.6%	18.8%	19.0%

Key Developments

•	Third quarter revenues rose to $999 million, up $271 million or 37 percent year-over-year and $9 million or 1 percent from the second quarter of 2006, due to growth across the portfolio of Specialized Care Services businesses as well as the acquisition of PacifiCare specialty companies.

•	Specialized Care Services businesses brought at least one service to 700,000 individual new consumers this quarter, bringing their year-to-date organic growth to more than 2 million people served.

•	In the third quarter, earnings from operations of $196 million increased $58 million or 42 percent year-over-year and $10 million or 5 percent sequentially.

•	The Specialized Care Services third quarter operating margin of 19.6 percent remained strong, increasing 80 basis points sequentially and 60 basis points year-over-year, as the businesses realized improvements in operating cost structure and benefits from the integration of PacifiCare specialty operations.

Business Description

Ingenix is a leader in the field of health care data, analysis and application, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly Financial Performance

Three Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005
Revenues	$244 million	$211 million	$205 million
Earnings From Operations	$56 million	$32 million	$43 million
Operating Margin	23.0%	15.2%	21.0%

Key Developments

•	Ingenix revenues increased $39 million, or 19 percent year-over-year, to $244 million in the third quarter of 2006, reflecting strong growth across the full scope of Ingenix product lines.

•	The Ingenix contract revenue backlog across its diverse product lines increased nearly 40 percent year-over-year to more than $1.1 billion.

•	Ingenix continued to see strong momentum in the third quarter in key market segments and product categories. Significant new business contracts in the quarter included clinical research, statistical analysis and safety services for pharmaceutical companies, decision-support tools for payers and insurers, and technologies for managing and reporting information about networks of medical service providers.

•	Ingenix third quarter earnings from operations increased $13 million or 30 percent year-over-year and increased $24 million or 75 percent sequentially. The third quarter operating margin of 23.0 percent increased 200 basis points year-over-year and 780 basis points from the second quarter of 2006. The operating margin gains reflected the expected third quarter seasonal increase in physician and provider market sales and the benefit of a growing revenue base paired with effective operating cost management.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our stock option programs (including assessing what accounting adjustments and disclosures may be required to our financial results and determining whether we need to restate previously filed financial statements, as to which no decision has been made) related governmental reviews by the SEC, IRS, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, and related shareholder derivative actions, shareholder demands and purported securities class actions, a purported notice of default with respect to certain of the Company’s debt securities based upon our not filing our quarterly report on Form 10-Q for the quarter ended June 30, 2006, the management and director changes and a likely delay in filing our quarterly report on Form 10-Q for the quarter ended September 30, 2006 announced on October 15, 2006, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare that may not be realized.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for approximately one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #6428730. This earnings release and the Form 8-K dated October 19, 2006, which may also be accessed in the Investor Information section of the Company’s Web site at http://www.unitedhealthgroup.com/invest/finsec.htm, include a reconciliation of non-GAAP financial measures.

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UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended September 30, 2006

■	Consolidated Statements of Operations

■	Condensed Consolidated Balance Sheets

■	Condensed Consolidated Statements of Cash Flows

■	Segment Financial Information

■	Customer Profile Summary

■	Non-GAAP Financial Measures and Supplementary Information

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005 (a)(b)	2006 (c)	2005 (a)(b)
REVENUES
Premiums	$16,525	$10,524	$49,241	$31,011
Services	1,258	942	3,678	2,764
Investment and Other Income	225	135	592	378

Total Revenues	18,008	11,601	53,511	34,153

COSTS
Medical Costs	13,401	8,392	40,223	24,861
Operating Costs	2,576	1,781	7,808	5,198
Depreciation and Amortization	168	116	493	333

Total Costs	16,145	10,289	48,524	30,392

EARNINGS FROM OPERATIONS	1,863	1,312	4,987	3,761

Interest Expense	(129)	(62)	(327)	(166)

EARNINGS BEFORE INCOME TAXES	1,734	1,250	4,660	3,595

Provision for Income Taxes	(633)	(450)	(1,686)	(1,282)

NET EARNINGS	$1,101	$800	$2,974	$2,313

BASIC NET EARNINGS PER COMMON SHARE	$0.82	$0.64	$2.21	$1.83

DILUTED NET EARNINGS PER COMMON SHARE	$0.79	$0.61	$2.12	$1.74

Diluted Weighted-Average Common Shares Outstanding	1,398	1,319	1,405	1,327

(a)	Restated to include the impact of FAS 123R, which we adopted effective January 1, 2006.
(b)	Starting in 2006, we have reclassified or “grossed up” premium revenue and expenses for a Uniprise account. We have conformed all reporting periods to this practice to make all periods comparable. This change had no impact to reported earnings.
(c)	The consumer co-pay portion of certain mail order and specialty pharmaceutical prescriptions dispensed by Prescription Solutions for the first and second quarters of 2006 has been reclassified to operating costs from medical costs.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30, 2006	December 31, 2005 (a)
ASSETS
Cash and Short-Term Investments	$9,922	$6,011
Accounts Receivable, net	1,210	1,200
Other Current Assets	3,894	3,339

Total Current Assets	15,026	10,550

Long-Term Investments	9,152	8,971
Other Long-Term Assets	22,273	21,763

Total Assets	$46,451	$41,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,278	$7,301
Commercial Paper and Current Maturities of Long-Term Debt	1,447	3,261
Other Current Liabilities	8,267	5,992

Total Current Liabilities	17,992	16,554

Long-Term Debt, less current maturities	5,900	3,850
Future Policy Benefits for Life and Annuity Contracts	1,821	1,761
Deferred Income Taxes and Other Liabilities	1,131	1,174
Shareholders’ Equity	19,607	17,945

Total Liabilities and Shareholders’ Equity	$46,451	$41,284

The table below summarizes certain non-GAAP balance sheet data excluding AARP related amounts:

	September 30, 2006	December 31, 2005
Accounts Receivable, net	$788	$786
Other Current Assets	$2,033	$1,547
Other Current Liabilities	$7,005	$4,787
Medical Costs Payable	$7,257	$6,300
Days Medical Costs in Medical Costs Payable (b)	54	61

(a)	Restated to include the impact of FAS 123R, which we adopted effective January 1, 2006.
(b)	Days Medical Costs in Medical Costs Payable was 53 days as of June 30 and March 31, 2006. Days Medical Costs in Medical Costs Payable as of December 31, 2005 of 61 days excludes the impact of PacifiCare Health Systems, Inc. (PacifiCare), which was acquired in December 2005.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2006	2005 (a)
Operating Activities
Net Earnings	$2,974	$2,313
Noncash Items:
Depreciation and amortization	493	333
Deferred income taxes and other	(313)	(186)
Stock-based compensation	265	183
Net changes in operating assets and liabilities	1,502	871

Cash Flows From Operating Activities (b)	4,921	3,514

Investing Activities
Cash paid for acquisitions, net of cash assumed	(718)	(286)
Purchases of property, equipment and capitalized software, net	(466)	(367)
Net sales and maturities/(purchases) of investments	(299)	(349)

Cash Flows Used For Investing Activities	(1,483)	(1,002)

Financing Activities
Common stock repurchases	(2,344)	(2,380)
Net change in commercial paper and debt	545	458
Stock-based compensation excess tax benefit	235	180
Customer funds administered	1,701	113
Other, net	253	303

Cash Flows From (Used For) Financing Activities	390	(1,326)

Increase in cash and cash equivalents	3,828	1,186
Cash and cash equivalents, beginning of period	5,421	3,991

Cash and cash equivalents, end of period	$9,249	$5,177

(a)	Restated to include the impact of FAS 123R, which we adopted effective January 1, 2006.
(b)	See Cash Flows From Operating Activities as adjusted for the timing of CMS premium payments on page 7 of these financial schedules.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005		2006	2005
UnitedHealthcare	$8,747	$6,772		$26,152	$20,072
Ovations	6,389	2,339		18,955	6,808
AmeriChoice	948	843		2,751	2,514

Health Care Services	16,084	9,954		47,858	29,394
Uniprise	1,412	1,248	(b)	4,174	3,705	(b)
Specialized Care Services	999	728		2,969	2,053
Ingenix	244	205		655	546
Eliminations	(731)	(534)		(2,145)	(1,545)

Total Consolidated	$18,008	$11,601		$53,511	$34,153

EARNINGS FROM OPERATIONS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005 (a)		2006	2005 (a)
Health Care Services	$1,380	$940		$3,637	$2,732
Uniprise	231	191		664	553
Specialized Care Services	196	138		564	392
Ingenix	56	43		122	84

Total Consolidated	$1,863	$1,312		$4,987	$3,761

(a)	Restated to include the impact of FAS 123R, which we adopted effective January 1, 2006.
(b)	Reflects a reclassification to conform to the 2006 presentation as described on page 2 of these financial schedules.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

Customer Profile	September 2006 (a)	June 2006 (b)	December 2005	September 2005
Commercial Businesses
Risk-based	14,150	14,310	14,410	11,785
Fee-based	18,675	18,575	17,380	16,750
Federal, State, and Municipal Governments (c)	14,235	14,085	9,110	7,190
Individual Consumers (d)	1,115	1,180	1,685	1,555
Institutional (e)	22,400	21,935	23,540	19,745

Grand Total	70,575	70,085	66,125	57,025

Total Medicare Part D (included above)	5,745	5,670	—	—

Consumer-Directed Health Plans (included above)	1,850	1,800	1,175	1,060

Note:	Prior periods have been reclassified to conform to current presentation.

Supplemental Segment Profile - Health Care Services and Uniprise	September 2006 (a)	June 2006 (b)	December 2005	September 2005
Health Care Services:
Risk-based commercial	9,850	9,945	10,105	7,805
Fee-based commercial	4,670	4,640	3,990	3,615
Medicare Advantage	1,415	1,395	1,150	375
Medicaid	1,405	1,360	1,250	1,230

Total Health Care Services	17,340	17,340	16,495	13,025

Uniprise	10,990	11,035	10,495	10,505

(a)	Includes 30,000 Medicaid individuals served in connection with an acquisition which closed during the third quarter of 2006.
(b)	Includes 35,000 risk-based commercial and 20,000 fee-based commercial individuals served in connection with an acquisition which closed on June 30, 2006.
(c)	Year-to-date increase primarily due to individuals served in connection with the new Medicare Part D program beginning January 1, 2006.
(d)	Year-to-date decrease primarily due to individuals who historically had non-governmental drug cards switching to the Medicare Part D program.
(e)	Year-to-date decrease primarily due to individuals who historically had only AARP Medicare supplement products, but added drug coverage under the Medicare Part D program.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

“Part D Normalized” Operating Results

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30, 2006				Nine Months Ended September 30, 2006
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items		Consolidated “Part D Normalized”	Consolidated GAAP Reporting	Non-GAAP Reconciling Items		Consolidated “Part D Normalized”
REVENUES
Premiums	$16,525	$88	(a)	$16,613	$49,241	$(335	)(a)	$48,906
Services	1,258	—		1,258	3,678	—		3,678
Investment and Other Income	225	—		225	592	—		592

Total Revenues	18,008	88		18,096	53,511	(335)		53,176

COSTS
Medical Costs	13,401	68	(b)	13,469	40,223	(529	)(b)	39,694
Operating Costs	2,576	—		2,576	7,808	—		7,808
Depreciation and Amortization	168	—		168	493	—		493

Total Costs	16,145	68		16,213	48,524	(529)		47,995

EARNINGS FROM OPERATIONS	1,863	20		1,883	4,987	194		5,181
Interest Expense	(129)	—		(129)	(327)	—		(327)

EARNINGS BEFORE INCOME TAXES	1,734	20		1,754	4,660	194		4,854
Provision for Income Taxes	(633)	(7)		(640)	(1,686)	(70)		(1,756)

NET EARNINGS	$1,101	$13		$1,114	$2,974	$124		$3,098

BASIC NET EARNINGS PER COMMON SHARE	$0.82	$0.01		$0.83	$2.21	$0.09		$2.31

DILUTED NET EARNINGS PER COMMON SHARE	$0.79	$0.01		$0.80	$2.12	$0.09		$2.20

Diluted Weighted-Average Common Shares Outstanding	1,398	1,398		1,398	1,405	1,405		1,405

Medical Care Ratio	81.1%			81.1%	81.7%			81.2%
Operating Cost Ratio	14.3%			14.2%	14.6%			14.7%
Operating Margin	10.3%			10.4%	9.3%			9.7%

Note:	The Company began providing Medicare Part D prescription drug insurance coverage on January 1, 2006. As a result of the Medicare Part D benefit design, the Company incurs benefit costs unevenly during the contract year with a disproportionate amount of claims incurred in the first half of the annual contract year. On a full year basis, management estimates that Medicare Part D will generate a positive operating margin, however, as a result of the benefit design, Medicare Part D revenues of approximately $4.5 billion generated a slightly negative operating margin during the first three quarters of 2006.

The “Part D Normalized” results have been presented to enhance comparability with 2005 quarterly results. The “Part D Normalized” results assume that full year Medicare Part D benefit costs are recognized based on actuarially projected utilization over the contract year. Accordingly, “Part D Normalized” results for the first three quarters of 2006 include a pro rata share of management’s estimate of full year 2006 Medicare Part D benefit costs relating to beneficiaries as of September 30, 2006. “Part D Normalized” results are not meant to be considered in isolation or as a substitute for net earnings or diluted net earnings per common share prepared in accordance with GAAP.

(a)	Represents estimated CMS Medicare Part D risk-share premium adjustment that is recorded under GAAP as results fall within the provisions of the risk-sharing arrangement. This adjustment is not necessary under “Part D Normalized” as medical costs reflect a pro-rata share of estimated annual medical costs.
(b)	Represents actual medical costs incurred under the Medicare Part D contract less than (in excess of) a pro-rata share of estimated annual medical costs.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Adjusted Cash Flows from Operating Activities (a)

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
GAAP Cash Flows From Operating Activities	$315	$1,137	$4,921	$3,514
July 2006 CMS Premium Payment Received in June 2006	1,511	—	—	—
October 2005 CMS Premium Payment Received in September 2005	—	(309)	—	(309)
January 2005 CMS Premium Payment Received in December 2004	—	—	—	275

Adjusted Cash Flows From Operating Activities	$1,826	$828	$4,921	$3,480

(a)	Adjusted Cash Flows From Operating Activities is presented to facilitate the comparison of cash flows from operating activities for periods in which the Company does not receive its monthly premium payments from the Centers for Medicare and Medicaid Services (CMS) in the applicable quarter. CMS generally pays their monthly premium on the first calendar day of the applicable month. If the first calendar day of the month falls on a weekend or a holiday, CMS has typically paid the Company on the last business day of the preceding calendar month. As such, GAAP operating cash flows may vary depending upon which payments are received by the Company from CMS during a particular period. Adjusted Cash Flows From Operating Activities presents operating cash flows assuming that each monthly CMS premium payment was received on the first calendar day of the applicable month.

UNITEDHEALTH GROUP

Supplementary Information - Reinsurance Reclassification

(in millions)

(unaudited)

	Three Months Ended September 30, 2006			Nine Months Ended September 30, 2006
	Historical Reporting (a)	Reclassification	As Adjusted	Historical Reporting (a)	Reclassification	As Adjusted
UnitedHealth Group Consolidated
Revenues	$17,698	$310	$18,008	$52,588	$923	$53,511
Medical Costs	$13,119	$282	$13,401	$39,380	$843	$40,223
Operating Costs	$2,548	$28	$2,576	$7,728	$80	$7,808
Medical Care Ratio	80.9%		81.1%	81.5%		81.7%
Operating Cost Ratio	14.4%		14.3%	14.7%		14.6%

Uniprise
Revenues	$1,102	$310	$1,412	$3,251	$923	$4,174
Operating Margin	21.0%		16.4%	20.4%		15.9%

	Three Months Ended September 30, 2005			Nine Months Ended September 30, 2005
	Historical Reporting (a)	Reclassification	As Adjusted	Historical Reporting (a)	Reclassification	As Adjusted
UnitedHealth Group Consolidated
Revenues	$11,322	$279	$11,601	$33,320	$833	$34,153
Medical Costs	$8,138	$254	$8,392	$24,101	$760	$24,861
Operating Costs	$1,756	$25	$1,781	$5,125	$73	$5,198
Medical Care Ratio	79.4%		79.7%	79.9%		80.2%
Operating Cost Ratio	15.5%		15.4%	15.4%		15.2%

Uniprise
Revenues	$969	$279	$1,248	$2,872	$833	$3,705
Operating Margin	19.7%		15.3%	19.3%		14.9%

(a)	Reflects the impact of FAS 123R, which we adopted effective January 1, 2006.

Note:	Starting in 2006, we have reclassified or “grossed up” premium revenue and expenses for a Uniprise account where we have employed third party reinsurance. While this reinsurance contract has been in place for a number of years, recent accounting interpretations suggest this reinsurance arrangement be presented on a gross versus net basis. We have conformed all reporting periods to this practice to make all periods comparable. This change had no impact to reported earnings.